UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

US HIGHLAND, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-54624	26-4144571
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5930 Royal Lane, Suite E211, Dallas, TX	75230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (918) 558-1358

N/A

(Former name or former address, if changed since last report)

With a copy to:

Philip Magri, Esq.

Magri Law, LLC

2642 NE 9th Avenue

Fort Lauderdale, FL 33334

T: 646.502.5900

F: 646.826.9200

pmagri@magrilaw.com

www.MagriLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Resignation of Robert H. Harris

On April 19, 2016, Mr. Robert H. Harris informed the Board of Directors of US Highland, Inc., an Oklahoma corporation (the "Company"), that he was resigning as the Chairman of the Board, effective immediately. Mr. Robert Harris has served as a Chairman of the board of US Highland, Inc. since September 2011. Mr. Harris' resignation was due to personal health reasons and not due to any disagreement with the Company. As required under Form 8-K, the Company has provided Mr. Harris with a copy of the disclosure made by the Company in response to this Item 5.02 and has provided him with the opportunity to furnish the Company with a letter addressed to the Company stating whether he agrees with the statements made by the Company and, if not, stating the respects in which he does not agree. The Company has filed Mr. Harris' letter as Exhibit 99.1 to this Form 8-K.

Item 8.01 Other Events.

A previously reported by US Highland, Inc., an Oklahoma corporation (the "Company"), on a Form 8-K filed on January 13, 2016, Mr. Josh W. Whitaker resigned as the President and Chief Executive Officer of the Company and from its Board of Directors, as well as an executive officer and director of the Company's two subsidiaries, USH Distribution Corp., a Nevada corporation ("USH"), and Powersports Brands Alliance, Inc., a Nevada corporation ("PBA"), on January 7, 2016 (the "Termination Date"). Mr. Whitaker's resignations were not due to any disagreement with the Company, USH or PBA on any matter relating to their respective operations, policies or practices.

In connection with Mr. Whitaker's resignation, on April 4, 2016, the Company entered into a Settlement Agreement, dated April 4, 2016 (the "Settlement Agreement"), with Mr. Whitaker and Highlon Distribution, Inc., an Oklahoma corporation wholly-owned and operated by Mr. Whitaker ("Highlon").Pursuant to the Settlement Agreement, (i) the parties acknowledged that the Company had paid Mr. Whitaker an aggregate of $174,000 in consideration for services rendered by Mr. Whitaker to the Company pursuant to his two employment agreements, dated May 28, 2014 and February 9, 2015, respectively, with the Company (the "Employment Agreements"); (ii) the Company agreed to pay an additional aggregate amount of $20,185.40 (the "Payment") to Mr. Whitaker for reimbursement of expenses incurred by him and to apply it to the outstanding principal amount and accrued interest under that certain promissory note issued by Highlon to the Company on December 30, 2014 in the aggregate principal amount of $150,000, bearing interest at the rate of 8% per annum and maturing on December 30, 2016. As of the Termination Date, the outstanding principal amount and accrued interest under the Note was $136,481.89. Upon the receipt by Mr. Whitaker of the Payment, the parties agreed that (i) the Note shall be extinguished with no further obligation owed Mr. Whitaker by the Company under the Note; (ii) all expenses incurred by Mr. Whitaker shall be deemed fully reimbursed; and (iii) the Company shall be released from its obligations to pay Mr. Whitaker $81,000 for services rendered by Mr. Whitaker to the Company under the Employment Agreements. The parties also represented and warranted that that certain Share Exchange Agreement, dated December 30, 2014, between the Company and Highlon, pursuant to which the Company was to acquire 100% of Highlon, was terminated and neither party had any outstanding obligation to the other in connection with the Share Exchange Agreement.

Also, pursuant to the Settlement Agreement, Mr. Whitaker released the Company, its agents, executives, officers, and directors from all claims, controversies, grievances, disputes, and actions of every kind, known or unknown, vested or contingent, past or present, arising out of his employment at the Company or the Share Exchange Agreement; and the Company released Mr. Whitaker and Highlon, their agents, executives, officers, and directors from all claims, controversies, grievances, disputes, and actions of every kind, known or unknown, vested or contingent, past or present, arising out of the Note or the Share Exchange Agreement.

A copy of the Settlement Agreement is filed as Exhibit 99.2 to this Form 8-K and is incorporated by reference herein.

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Item 9.01 Financial Statements and Exhibits.

Exhibit No.:	Description:

99.1	Letter from Robert H. Harris to US Highland, Inc.

99.2	Settlement Agreement, dated April 4, 2016, between US Highland, Inc., Josh W. Whitaker and Highlon Distribution, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLAND, INC.

Dated: April 22, 2016	By:	/s/ Kevin G. Malone
Kevin G. Malone
President
(Principal Executive Officer)

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